Purchaser Agreement

This Purchaser Agreement dated this 1st day, November, 2006 by and between HydroFlo Water Treatment, Incorporated, a North Carolina corporation located at 2501 Reliance Ave. Apex, NC 27539 (the “Company”) andShine Holdings, Inc. a North Carolina corporation located at 2500 Regency Parkway, Suite 224, Cary, NC 27511 (the “Purchaser”).

RECITALS
A. The Company is engaged in the manufacture and sale of water treatment products, certain of which products are more particularly described in the attached Schedule A, as the same may be hereafter amended by the mutual consent of the parties (collectively and including any other products listed in the Company’s catalogues from time to time, the “Products”); and

B. The Purchaser engages to sell such Products to the end-users listed on the attached Schedule B in connection with those end-users’ operations located in the geographic areas also listed on the attached Schedule B, as the same schedule may be hereafter amended by the mutual consent of the parties (the “Customers”); and

C. The Company is willing to manufacture and supply Products to the Purchaser and to appoint the Purchaser as a distributor of the Products on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.    DISTRIBUTION RIGHTS. Subject to the terms and conditions set forth herein, the Company hereby appoints the Purchaser as a distributor of the Products to the Customers for the term of this Agreement as provided in Section 2 below. The Purchaser agrees that it shall not, directly or indirectly, offer, market, sell or otherwise deal in any products substantially similar in design or usage to the Products for sale to the Customers. No right or license to manufacture the Products are granted to the Purchaser by this Agreement.

2.    TERM. This agreement shall commence on October 01, 2006 and, unless sooner terminated as provided in Section 7, shall continue in full force and effect for a period of one (1) year (the “Term”). This agreement shall be self renewing unless otherwise terminated.

3.	DUTIES OF THE PURCHASER.

(a)	The Purchaser shall use his best efforts to place the Products in operational use.
(b)
Guaranteed Units to be purchased according to the following schedules and minimums and exact pricing and equipment to be determined by site conditions to be described in a site characterization form (attached):
(.1) Year one beginning 10/01/06: Purchaser warrants a guaranteed minimum purchase for use in Shine operation program of 10 systems, 100 GPM or larger Prior to 9/30/07.

(.2) Year two beginning 10/01/07: Purchaser warrants a guaranteed minimum purchase for use in Shine operation program of 12 (twelve) systems 100 GPM or larger prior to 9/30/08.

(.3) Year three beginning 10/01/08: Purchaser warrants a guaranteed minimum purchase for use in Shine operation program of 15 systems 100 GPM or larger prior to 9/30/09.

(.4) Year four beginning 10/01/09: Purchaser warrants a guaranteed minimum purchase for use in Shine operation program of 20 systems 100 GPM or larger prior to 9/30/10.

(.5) Year five beginning 10/01/10: Purchaser warrants a guaranteed minimum purchase for use in Shine operation program of 25 systems, 100 GPM or larger prior to 9/30/11.

(c)
The Purchaser shall comply with all appropriate federal, state, county and local laws, rules and regulations pertaining to this Agreement and/or the acquisition, receipt, holding, selling, distribution or advertising of the Products.

(d)
Minimum quantities ordered begin with October 31, 2006 and continue monthly for the next twelve months ending September 2007. Failure to adhere per the terms specified herein or failure to order during any three consecutive months shall be considered breach of contract with remedies described in paragraph 7.

(e)
The Purchaser shall, at its own expense, make, execute or file such reports and obtain such licenses as are required by law or any public authority with respect to this Agreement and/or the acquisition, receipt, holding, selling, distributing or advertising of the Products.

(f)	The Purchaser shall be solely responsible for the declaration and payment of all local, state and federal taxes as may accrue because of the Purchaser's activities in connection with this Agreement.
(g)
The Purchaser shall maintain as confidential and proprietary all non-public information and details concerning (i) this Agreement per the attached confidentiality and non-disclosure agreement; (ii) the Products and (iii) the Company’s Marketing and Compensation Program. Notwithstanding the foregoing, either party to this Agreement the Purchaser may disclose any otherwise confidential information if the disclosure is required by a court or governmental authority.

(h)
The Purchaser shall exercise due diligence to keep the Company informed, through regular written reports, with respect to any observations or complaints received from any of the Customers with regard to any of the Products.

(i)	The Purchaser shall bear its own costs and expenses incurred in performing its obligations hereunder.

(j)	All press related to HydroFlo Inc or its portfolio companies shall be reviewed and approved by HydroFlo Inc prior to being released.
(k)	Special orders of smaller units less than 100 GPM are available upon request but will not effect miminum order size.
(l)	A 10% discount will be granted for volume purchases and the adjustment will be made at the end of the agreement term on a yearly basis.

DUTIES OF THE COMPANY.

(a)	The Company shall design systems appropriately to meet the needs for station based on conditions provided by the purchaser.
(b)	The Company shall be involved in the start-up of the system and training of the operations personnel.
(c)	The Company will make available names and telephone numbers of all PLUS system owners.
(d)	The Company will make available any and all “white” papers customarily written about the PLUS system.

4.
ORDERS AND DELIVERY. The Purchaser shall qualify submitted purchase orders for Products signed by a duly authorized officer and containing complete information regarding Product price, item number, quantity, requested delivery dates, shipping instructions and shipping address (each, a “Purchase Order”). Promptly, following receipt of Purchase Order, the Company shall acknowledge and confirm the order. Confirmed Purchase Orders shall be governed by the terms set forth herein to the exclusion of any additional or contrary terms set forth in the parties’ standard sales transaction forms.

5.	TERMS OF SALE AND PAYMENT.

(a)
During the Term of the contract, the Purchaser shall receive net pricing for each Product, less shipping costs. The Company shall furnish any revised price list to the Purchaser with a 90 day advanced notice of price increases. The list price shall be adjusted from time to time at the discretion of the Company.

(b)	All equipment produced by the company is sold f.o.b. the company’s office in Apex, NC.

(c)	The Customer shall pay for the Products in U.S. Currency by wire transfer or other payment according to the following payment plan:

(i) Thirty three percent (33%) due upon order.

(ii) Thirty three percent (33%) due upon design completion and component order.

(iii) Remaining Balance will be due prior to shipment.

(.2) Freight charges shall be billed COD to the purchaser.

6.    LIMITED TRADEMARK LICENSE. During the Term, the Company grants to the Purchaser a limited, non-exclusive, royalty-free right and license to use, but not to register the name and trademark “HydroFlo Water Treatment.” Except as provided in this Section 6, the Purchaser agrees not to utilize the HydroFlo logo, or HydroFlo Water Treatment trade name or trademarks in any way or to name executives, employees, members or affiliates in any advertising format or medium without the prior express written consent of HydroFlo Water Treatment, Inc.

7.    TERMINATION. In the event the Purchaser breaches any provision of this Agreement, the Company may terminate this Agreement immediately and shall have the right to seek all other available remedies. Upon the termination of this Agreement, the Company will complete the manufacture of all in-process Products subject to a Confirmed Purchase Order and the Purchaser completing the terms stated in 5. C. of this agreement, as provided in Section 4 and the Purchaser will purchase the same at the prices then in effect.

8.    STATUS OF THE Purchaser. The Purchasers duly organized and is qualified and has all consents, permits and authorizations required to perform its obligations under this Agreement.

9.    RELATIONSHIP OF THE PARTIES. The Purchaser acknowledges that it is an independent contractor. Nothing in this Agreement, its provisions or the transactions, obligations and relationships contemplated hereby shall constitute either party to this Agreement as the agent, employee or legal purchaser for the other party hereto for any purpose whatsoever, nor shall any party to this Agreement hold itself out as such. This Agreement does not create and shall not be deemed to create a relationship of partners, joint ventures, associates or principal and agent between the parties hereto, and the parties acknowledge that each is acting as a principal hereunder. This Agreement does not constitute either the sale of a franchise or a dealership to the Purchaser.

10.          AMENDMENT. This Agreement may only be amended by mutual written agreement of the parties.

11.          ENTIRE AGREEMENT. It is expressly agreed by the Parties that there are no verbal or written representations, understandings, stipulations, agreements, or promises relating to the subject matter of the Agreement not incorporated in writing in the Agreement. This Agreement constitutes the entire Agreement between the Parties hereto, and it cannot be amended except as provided in Section 10 above.

12.         BINDING AGREEMENT; GOVERNING LAW AND VENUE. The Purchaser acknowledges that it has read and understands this Agreement and that this Agreement shall become binding upon the Purchaser upon execution by both parties. This Agreement shall be governed by the laws of the State of North Carolina. It is expressly agreed by the Parties that any action or other proceeding initiated by one party to this Agreement against the other party relating to or for the enforcement of this Agreement shall be brought under arbitration to be conducted in compliance with the rules of the American Arbitration Association in Raleigh, North Carolina.

13.          NOTICE. Any notice or invoice required or permitted herein shall, unless otherwise specified in this Agreement, be given by facsimile, telex, cable, registered mail-return receipt requested, or receipted overnight delivery properly addressed to the party to be notified at its address as stated below, and shall be deemed delivered when so transmitted.

If to the Company:	If to the
Purchaser:

HydroFlo Water Treatment, Inc.	Shine Holdings, Inc.
2501 Reliance Ave.	2500 Regency Parkway,
Apex, NC 27539	Suite 224
Cary, NC 27511
Attn Mr. Tom Barbee	Attn: Mr. Brett Swailes
Telephone: 919-355-1200	Telephone: 919-654-3014
Facsimile: 919-355-1220	Facsimile: 919-882-8244

14.         FORCE MAJURE. Except as to payment obligations, neither party shall be liable or considered in default under this Agreement when the delay of performance is caused by circumstances beyond its reasonable control and occurring without its fault or negligence, including failure of suppliers, subcontractors, and carriers, acts of civil or military authorities, national emergencies, fire, flood, hurricane, acts of God, insurrection, and war, provided the affected party immediately provides notice thereof to the other and does those things reasonably possible to resume the timely performance of its obligations under this Agreement.

15.         VALIDITY. In the event that any provision of this Agreement (a) is found to be invalid or unenforceable by final decision of a court of competent jurisdiction, or (b) is rendered invalid by reason of subsequently enacted legislation then that provision shall be of no force or effect, but the remainder of the Agreement shall continue in full force and effect. If a provision of this Agreement fails for either of the reasons listed above, the parties shall enter into immediate negotiations for the purpose of arriving at a mutually satisfactory replacement for such provision.

16.         DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITIES.

(a)    THE COMPANY PROVIDES ITS EQUIPMENT FOR THE PURPOSE OF AERATION TO WATER AND WASTEWATER, HOWEVER,SINCE THE CHARACTERISTICS OF WATER AND WASTEWATER ARE HIGHLY VARIABLE AND THOSE CHARACTERISTICS AFFECT THE ABILITY OF OXYGEN TO ENTER AND REMAIN IN THE WATER AND WASTEWATER, THE COMPANY SHALL ONLY WARRANT THE MATERIALS AND WORKMANSHIP OF THE EQUIPMENT AND THE VOLUME OF AIR INTRODUCED INTO THE WATER AS PROVIDED IN CURRENT AND FUTURE PRODUCT DOCUMENTS. NO OTHER WARRANTY IS EXPRESSED OR IMPLIED FOR THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, FOR ANY OF THE PRODUCTS.

(b)    THE COMPANY SHALL IN NO EVENT BE LIABLE, WHETHER IN CONTRACT, TORT, OR ON ANY OTHER BASIS, FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, OR LOSS OF PROFITS OF ANY KIND SUSTAINED BY THE PURCHASER, OR BY ANY PERSON DEALING WITH THE PURCHASER, IN CONNECTION WITH THE PRODUCTS. THE COMPANY 'S LIABILITY FOR ANY CLAIM OF ANY KIND (INCLUDING, WITHOUT LIMITATION, CLAIMS BASED UPON ANY EXPRESS WARRANTY CONTAINED HEREIN AND CLAIMS BASED UPON ANY WARRANTY IMPLIED BY LAW), SHALL BE LIMITED, AT THE COMPANY 'S OPTION, TO REPLACEMENT OF THE PRODUCTS OR THE DIFFERENCE BETWEEN THE INVOICED AMOUNT AND THE MARKET PRICE OF THE PRODUCTS AT THE TIME AND PLACE SPECIFIED IN THE PURCHASE ORDER OR THE RETURN TO THE PURCHASER OF THE AMOUNT PAID BY THE PURCHASER, AND THE PURCHASER EXPRESSLY WAIVES ANY RIGHT IT MIGHT HAVE TO ANY OTHER MEASURE OF DAMAGES, STATUTORY OR OTHERWISE.

(c)    All warranty disclaimers contained herein are intended to comply with applicable law and shall be enforced to the fullest extent possible under applicable law. To the extent that any warranty disclaimer is deemed invalid under any law, which may be applied, any related non-disclaimable warranties, whether express or implied, shall be limited in duration to a period of six (6) months.

(d)    System component warranties for pumps, valves, fittings, compressors, oxygen generation systems, and macerators shall be pass thru warranties provided by the OEM to the Purchaser.

(e)    Neither the Purchaser, nor any agent, purchaser nor designee of the Purchaser shall make any warranties, representations or guarantees to any person, either orally or in writing, in the name of or on behalf of the Company without the Company's prior written consent.

(f)    Any action for breach of this Agreement or for breach of any warranty, express or implied, of the Company shall be commenced within one (1) year from the date of the delivery of the Products.

IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Agreement as of the date first written above.

HydroFlo Water Treatment, Inc.	Company Shine Holdings, Inc.
By:	By:
Name: T F Barbee	Name: Brett S. Swailes
Title: COO	Title: CEO

HydroFlo Inc
By:
Name: George A. Moore III
CEO

Schedule A

Products Represented

HydroFlo Plus System

Schedule B
Shine Agreement

Geographic Territories included for sales to Municipalities and Industrial accounts.

Unlimited

Confidentiality, Non-disclosure and Non-compete Agreement

This Agreement is entered into this _____ day of ____________2006, between HYDROFLO Water Treatment, Inc. (herein referred to as "HWTI”) located at 2501 Reliance Avenue; Apex, North Carolina 27539, and ___________________, located at _________________________________(herein referred to as “Interested Party”).

Now, therefore, all Parties to this Agreement agree as follows:

The Parties are in the process of exchanging information and investigating a possible business undertaking for the purpose of either financial participation in HWTI, or assisting in the development, installation, use, and/or marketing of the HWTI system or system components. To permit the development of this process, the Parties have agreed to supply each other with confidential and proprietary information and materials to assist in the understanding of these processes and market potential and the development of a framework for structuring the business undertaking. In addition, it is possible that during and after the preparation of an anticipated working agreement, a Party may be exposed to information held confidential or proprietary by one or both of the other Parties to this Agreement.

1.     Acknowledgment of Confidentiality. Each Party hereby acknowledges that it may be exposed to confidential and proprietary information of the other Party including, without limitation, project specific information; development opportunities; custom work product; business information (sales and marketing research, materials, plans, accounting, financial information, personnel records and the like); and other information designated as confidential expressly or by the circumstances in which it is provided, all collectively herein referred to as "Confidential Information". “The term "Information" as used herein also includes (i) the fact that the Information has been made available to or is being inspected or evaluated by Interested Party, (ii) the fact that such discussions or negotiations are taking place concerning the possible transaction between the parties, and (iii) any of the terms, conditions or other facts with respect to the transaction, including the status thereof. Any Information supplied by HWTI to Interested Party hereto prior to the execution of this Agreement shall be considered in the same manner and be subject to the same treatment as the Information made available after the execution of this Agreement. The term "Information" as used herein does not include any data or information:

a.	Which is now in or hereafter enters the public domain beyond the control of Interested Party and without his or her violation of this Agreement;

b.
Which is known (as evidenced by documentation in Interested Party’s possession as of the date of this Agreement) by Interested Party prior to the time of disclosure by HWTI or independently developed by Interested Party without access to information disclosed by HWTI.

c.	Which is disclosed in good faith to Interested Party by a third party legally entitled to disclose the same; or

d.
Which is specifically released in writing by HWTI. Provided, however, that the burden shall be on Interested Party to prove the applicability of one or more of the foregoing exceptions by documented evidence, should HWTI question the applicability of such exceptions. This section shall not, however, be construed to

e.
provide any presumption of responsibility for confidential information which may enter the public domain from other sources by unknown means, nor to require any burden of proof that Interested Party did not cause such an event.”

2.     Covenant Not to Disclose. With respect to the other Party's information which is identified in writing or orally to be confidential, the recipient hereby agrees that during the Term of this agreement and at all times thereafter it shall not use, commercialize, or disclose such Confidential Information to any such person or entity, except to its own employees having a "need to know" (and who are themselves bound by similar nondisclosure restrictions), that all such recipients shall have first executed a confidentiality agreement in a form acceptable to both Parties. Each Party shall use at least the same degree of care in safeguarding the other Party's Confidential Information as it uses in safeguarding its own confidential information.

3.     Non-Compete. Recognizing that the Confidential Information of the Parties are special and unique assets of each Party and until the Parties finalize their anticipated working relationship, each Party agrees that during the term of this Agreement and continuing for a period of two (2) years following termination of this Agreement neither Party will directly or indirectly use marketing materials, contacts, or information provided by the other party to solicit or engage in any competitive business with each Party’s current or prospective clientele. The intent of this clause is to prohibit each Party from using any shared information or experience in any way that competes with the interest of the other Party. The intent is not to prevent or restrict business relationships that either Party has already established or may be established in the future through mechanisms completely unrelated to and independent of the joint business undertaking of the Parties.

4.     Violation of Terms or Conditions. If it appears that either Party has violated (or threatened to violate) any provision of this agreement, the affected Party shall be entitled to an injunction to restrain the other Party from disclosing, in whole or part, such Confidential Information, or from providing any services to any third party to whom such Confidential Information has been disclosed or may be disclosed. The affected Party shall not be prohibited by this provision from pursuing other remedies, including claims for losses and damages.

5.     Party's Inability to Contract for the other Party. No Party shall have the right to make any contracts or commitments for or on behalf of the other Party without first obtaining express written consent of the other Party.

6.     Inventions. All right, title, and interest, of every kind whatsoever, in the United States and throughout the world, in any copyrights, trademarks, and any ideas, designs, discoveries, inventions, and improvements with economic value, whether or not patentable or capable of copyright or trademark registration, created, developed, or conceived by the Interested Party while employed or engaged by HWTI relating in any manner to the HWTI system or system components shall be the sole property of HWTI. The Interested Party shall execute all documents reasonably necessary as requested by HWTI to create, enforce, or evidence HWTI࿖s right in the foregoing property. This provision 6 does not apply to copyrights, trademarks, and ideas, designs, discoveries, inventions, and improvements with economic value that are created, developed or conceived by the Interested Party which are unrelated to HWTI’s current or planned products, services or operations.

7.     Term of Agreement. The provisions of this Agreement shall remain in full force and effect for a period of two (2) years after written termination of this Agreement. Written termination may be implemented by either Party at anytime by thirty (30) days prior written notice upon which each party must return information supplied by the other party during the effective period of this Agreement. All materials must be returned to the rightful party within sixty (60) days of the termination date of the Agreement.

8.     Ownership; Return of Information. “No license to the Interested Party, under any trademark, patent, copyright, mask work protection right or any other intellectual property right, is either granted or implied by the conveying of Information to Interested Party. All Information (including tangible copies and computerized or electronic versions thereof) shall remain the property of HWTI. Within ten (10) days following the receipt of a written request referencing this Agreement and this paragraph from HWTI, Interested Party shall deliver to HWTI all tangible materials containing or embodying the Information received from HWTI. That portion of the Information which has been incorporated into analyses, compilations, comparisons, studies or other documents prepared by Interested Party or his or her associates and employees shall be destroyed.”

This agreement, is the entire agreement between the Parties and may be amended or altered only in writing by both Parties and shall be deemed to have been made and entered into in the State of North Carolina, and the construction, validity, and enforceability of this agreement shall be governed by the laws in Wake County, in the State of North Carolina.

Facsimile Transmission: A fax transmission of this agreement, including without limitations, the faxed signature of the signer of a Party to this Agreement, and other documents relating to the operations of or transactions and procedures set forth in this Agreement or confidential information disclosed in accordance with this agreement, shall be acted upon and be deemed and treated to be an original document for all purposes.

Entered into this _________________________, 2006.

HYDROFLO Water Treatment, INC.	INTERESTED PARTY